Exhibit 10.140

EXECUTION VERSION

AMENDED AND RESTATED
SUBSCRIPTION AGREEMENT

December 12, 2013

i

5.	Representations and Warranties of each Purchaser		19
	5.1	Authorization	19
	5.2	Purchase Entirely for Own Account	20
	5.3	Disclosure of Information	20
	5.4	Restricted Securities	20
	5.5	No Public Market	20
	5.6	Legends	20
	5.7	Accredited Investor	21
	5.8	No General Solicitation	21
	5.9	Residence	21
	5.10	Sufficient Funds	21

6.	Conditions to Purchasers’ Obligations		22
	6.1	Company Refinancing	22
	6.2	Concurrent Capital Raising	22
	6.3	Preferred Stock	22
	6.4	Shareholders’ Agreement and Joinder Agreement	22
	6.5	Restated Charter	22
	6.6	Secretary’s Certificate	22
	6.7	Qualifications	22
	6.8	Representations and Warranties	22
	6.9	Performance	23

7.	Conditions to the Company’s Obligations		23
	7.1	Company Shares	23
	7.2	Alternative Transaction	23

8.	Miscellaneous		24
	8.1	Indemnification	24
	8.2	Successors and Assigns	26
	8.3	Governing Law	26
	8.4	Counterparts; Facsimile	26
	8.5	Titles and Subtitles	26
	8.6	Notices	26
	8.7	No Finder’s Fees	27
	8.8	Certain Termination Events	27
	8.9	Attorneys’ Fees	28
	8.10	Amendments and Waivers	28
	8.11	Severability	28
	8.12	Delays or Omissions	28
	8.13	Entire Agreement	29
	8.14	Equitable Relief	29
	8.15	Dispute Resolution	29
	8.16	Investigation, No Additional Representations	29
	8.17	No Commitment for Additional Financing	30
	8.18	Principles of Construction	30
	8.19	Fees and Expenses	30

ii

8.20	Status	31

Exhibit A -	SCHEDULE OF PURCHASERS

Exhibit B -	FORM OF AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

Exhibit C -	JOINDER TO REGISTRATION AGREEMENT

Exhibit D -	FORM OF SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

Exhibit E -	FORM OF WARRANT

Exhibit F -	DISCLOSURE SCHEDULE

iii

AMENDED AND RESTATED
COMMON STOCK SUBSCRIPTION AGREEMENT

THIS AMENDED AND RESTATED COMMON STOCK SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of the 12th day of December, 2013 by and among General Maritime Corporation, a Marshall Islands corporation (the “Company”), OCM Marine Holdings TP, L.P., a Cayman Islands exempted limited partnership (“Holdings”), Aurora Resurgence Fund II LP, a Delaware limited partnership (“Aurora Resurgence”), and the investors from time to time listed on Exhibit A attached to this Agreement (each, a “Purchaser” and collectively, the “Purchasers”). Each of the Company, Holdings and each Purchaser is referred to herein as a “Party” and collectively as, the “Parties.”

RECITALS

WHEREAS, the Company, Holdings and Aurora Resurgence, entered into a Common Stock Subscription Agreement, dated as of September 30, 2013, as subsequently modified in accordance with its terms with respect to Section 4 and the Disclosure Schedule (the “Original Agreement”);

WHEREAS, the Parties seek to amend and restate the terms of the Original Agreement;

WHEREAS, each Purchaser wishes to purchase, in accordance with the terms hereof, the number of shares of Class B Common Stock, par value $0.01 per share, of the Company having the powers, preferences and rights described in the Restated Charter (as defined below) (“Class B Common Stock”) set forth across from such Purchaser’s name on Exhibit A;

WHEREAS, the Company wishes to issue and sell to each Purchaser Class B Common Stock on the terms and subject to the conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.                                      Purchase and Sale of Company Shares.

1.1                               Purchase and Sale of Company Shares. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Company, for the aggregate purchase price set forth across from such Purchaser’s name on Exhibit A attached hereto (such amount for each Purchaser, such Purchaser’s “Purchase Price”), at the Closing (as defined below), the number of shares of Class B Common Stock set forth across from such Purchaser’s name on Exhibit A (the “Company Shares”). The Parties acknowledge and agree that the Company shall have the right from time to time to update and amend Exhibit A to reflect the addition of additional Purchasers who become party hereto; provided that, without the prior written consent of Aurora, the Company shall not issue or sell shares of Class B Common Stock to any Purchaser who, together with its Affiliates, represents an aggregate purchase price equal to or in excess of $60,000,000.

1.2                               Closing. The closing of the sale to, and purchase by, each Purchaser of Company Shares (the “Closing”) shall occur at the offices of Kirkland & Ellis LLP, 300 South Hope Street, Los Angeles, California 90071, at 9:00 a.m. (Los Angeles time) on the second Business Day after the satisfaction or waiver of all of the conditions set forth in Section 6 and Section 7 or at such other time as the Company and the Purchasers may agree (the “Closing Date”), it being understood that the Closing may occur with respect to less than all of the Purchasers in which case this Agreement shall remain in full force and effect with respect to all Purchasers with respect to which the Closing has not occurred. At the Closing, the Company shall deliver to each Purchaser one or more certificates or confirmation of book entry credits evidencing Company Shares (in such denomination as shall be specified in writing by Purchaser), each of which shall be registered in such Purchaser’s name or in the name of a Purchaser Assignee (as defined below), against delivery to the Company of the Purchase Price payable by such Purchaser by wire transfer of immediately available funds to an account that the Company will designate in writing to such Purchaser at least two (2) Business Days prior to the Closing Date.

1.3                               Purchase Right Apportionment. Each Purchaser shall be entitled to apportion its right and obligation to purchase Company Shares (or any other debt or equity securities of the Company which such Purchaser may be entitled to purchase in accordance with this Agreement) in such proportions as it deems appropriate, among (a) itself and (b) any other Person reasonably acceptable to the Company, except any Person that engages in a business competitive with any of the Company’s or its Subsidiaries’ businesses (a “Competitor”) (each, a “Purchaser Assignee”); provided that, as a condition precedent to any such apportionment to a Purchaser Assignee, each Purchaser Assignee acknowledges in writing to the Company that such Purchaser Assignee is bound by the provisions of this Agreement with respect to such Company Shares so acquired to the same extent as if such Company Shares were acquired by such Purchaser and agrees to be bound by each of the obligations of such Purchaser or each other Purchaser Assignee, as applicable, hereunder, including, for the avoidance of doubt, the obligations contained in Section 1 and Section 2 hereof, and each document, agreement or instrument contemplated hereunder and thereunder. No such apportionment by any Purchaser shall (i) relieve such Purchaser or any other Purchaser Assignee, as applicable, of any of Purchaser’s or any other Purchaser Assignee’s obligations under this Agreement, or (ii) confer upon any Purchaser Assignee any rights to indemnification under Section 8.1(a) or any other rights of any Purchaser under this Agreement (other than such right to purchase Company Shares).

1.4                               Equity Documents. At the Closing, the Company, Holdings, each Purchaser and each Purchaser Assignee, if any, shall each execute and deliver the Shareholders’ Agreement, substantially in the form attached hereto as Exhibit B, and the Company, Holdings, each Purchaser and each Purchaser Assignee, if any, shall execute and deliver a joinder to the Registration Agreement, substantially in the form attached hereto as Exhibit C (the “Joinder Agreement”). Notwithstanding anything to the contrary in the Shareholders’ Agreement or the Restated Charter, except in connection with an Approved Sale (as defined in the Restated Charter) no Purchaser and no Purchaser Assignee shall, and each of their respective transferees and any subsequent transferees shall not, directly or indirectly, transfer, sell, assign or otherwise dispose of any interest in any Company Shares to any Competitor, and each transferee of any

Company Shares shall, concurrent with and as a condition precedent to, any transfer of Company Shares, execute and deliver to the Company a joinder agreement to this Section 1.4.

1.5                               Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person.

“Aurora” means ARF II Maritime Holdings LLC, a Delaware limited liability company, and/or an Aurora AIV, to the extent ARF II Maritime Holdings LLC transfers any Class B Common Stock to such Aurora AIV in accordance with Section 2(a)(iii) of the Shareholders’ Agreement.

“Aurora AIV” means an alternative investment vehicle formed pursuant to Aurora Resurgence’s governing documents and wholly owned by one or more Persons who are partners of Aurora Resurgence at the time of a Transfer referred to in Section 2(a)(iii) of the Shareholders’ Agreement.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large United States money center banks.

“Board” means the Board of Directors of the Company and any duly authorized committee thereof.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Cash” means, at any particular time, all cash, cash equivalents and marketable securities held (wherever held) by the Company and its Subsidiaries, collectively.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the business of the Company and its Subsidiaries as now conducted and as presently proposed to be conducted.

“Credit Agreements” means (i) that certain Second Amended and Restated Credit Agreement, dated as of May 17, 2012, among the Company, General Maritime Subsidiary Corporation, Arlington Tankers Ltd., General Maritime Subsidiary II Corporation, the lenders party thereto, Nordea Bank Finland PLC, New York Branch (“Nordea”), as administrative agent and collateral agent, and Nordea and DnB Bank ASA, as joint lead arrangers and joint book runners and (ii) that certain Third Amended and Restated Credit Agreement, dated as of May 17,

2012, among the Company, General Maritime Subsidiary II Corporation, Arlington Tankers Ltd., General Maritime Subsidiary Corporation, the lenders party thereto, Nordea as administrative agent and collateral agent, and Nordea and DnB Bank ASA, as joint lead arrangers and joint book runners.

“Default Rate” means interest at an annual rate equal to the lesser of (i) the Base Rate, plus 500 basis points, and (ii) the maximum rate permitted by applicable law.

“Existing Charter” means the Amended and Restated Articles of Incorporation of the Company adopted May 17, 2012.

“Existing Shareholders’ Agreement” means that certain Shareholders’ Agreement, dated as of May 17, 2012, by and among the Company and certain shareholders of the Company, as amended by Amendment No. 1 to Shareholders’ Agreement, dated as of September 13, 2012.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Intangible Assets” means, as of the date of any determination thereof, goodwill, patents, trade names, trademarks, copyrights, franchises, and such other assets as are properly classified as “intangible assets” in accordance with GAAP, plus unamortized debt issuance costs.

“Interest Rate Swap” means the interest rate swap, entered into as of November 26, 2008, between the Company and Nordea Bank Finland plc, ref. no. 797405/963035, for $75.0 million notional amount.

“IRS” means the United States Internal Revenue Service, or any successor agency.

“Key Employee” means any senior executive of the Company.

“Knowledge,” including the phrase “to the Company’s knowledge,” means the actual knowledge after reasonable investigation of the following directors or officers: Peter Georgiopoulos, John Tavlarios and Leonidas Vrondissis.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than mechanics’, materialmens’, and similar liens.

“MAERSK Acquisition” means the acquisition by the Company or its subsidiaries of fifteen (15) very large crude carriers (VLCCs) from The MAERSK Group.

“MAERSK Financing” means the financing pursuant to the MAERSK Financing Agreement(s).

“MAERSK Financing Agreement” means any agreement between the Company and one or more Persons pursuant to which the Company agrees to issue equity or debt securities pursuant to a financing transaction resulting in net proceeds to the Company of at least $300 million, which proceeds would be used to finance the MAERSK Acquisition.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company and its Subsidiaries, taken as a whole, but shall exclude any effects, related to or resulting from (i) general economic, banking, currency, capital market, regulatory, political, environmental or other similar conditions (including acts of war, declared or undeclared, armed hostilities, terrorism, weather conditions, acts of God or other force majeure events), (ii) general business or economic conditions affecting the industries in which the Company and its Subsidiaries operate, (iii) the taking of any action by any Purchaser or as contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby, (iv) changes in GAAP, (v) changes in law, regulation or other binding directives or orders issued by any governmental authority, (vi) any matter of which any Purchaser has knowledge as of the date hereof, including any matter set forth on the Disclosure Schedule, or (vii) any adverse change in or effect on the Company and its Subsidiaries that is caused by any delay in consummating the Closing as a result of any violation or breach by any Purchaser of any representation, warranty, covenant or agreement contained in this Agreement; provided, that with respect to clauses (i) and (ii) above, such effect does not disproportionately affect the Company and its Subsidiaries, taken as a whole, as applicable, as compared to other companies that conduct business in the industries in which the Company and its Subsidiaries conduct business.

“Material Contracts” means any contract or agreement to which the Company or any of its Subsidiaries, pursuant to which the Company or such Subsidiary: (i) is obligated to make payments or pay charter fees in excess of $1,000,000 in the aggregate for the twelve (12) month period preceding September 30, 2013, (ii) incurred indebtedness in excess of $1,000,000, (iii) grants any material license to any third party with respect to any Company Intellectual Property (other than licenses granted in the ordinary course of business), (iv) agrees to be limited in its ability to engage in any line of business or compete with any Person, except for limitations that would not, individually or in the aggregate, have a Material Adverse Effect, (v) has granted a power of attorney in respect of material matters, (vi) provides indemnification, suretyship or a guaranty in respect of obligations in excess of $1,000,000, excluding indemnification obligations set forth in contractual obligations between the Company or the Subsidiaries and their customers in the ordinary course of business, (vii) sells or purchases a vessel, (viii) engages another Person for commercial or technical management of material aspects of the operation of the Company’s vessels, and (ix) employs any member of senior management, leases any material real property from any third party, or engages any broker on an exclusive basis.

“Permitted Liens” means (i) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith and for which it has properly reserved in accordance with GAAP, (ii) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmen’, contractors’ and warehousemen’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent and which would not, in the aggregate, have a Material Adverse Effect or which are being contested by appropriate proceedings, (iii) zoning, building codes and other land use laws regulating the use or occupancy of the leased real property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such leased real property which are not violated by the current use or occupancy of such leased real property or the operation of the businesses of the Company or any violation of which would not have a Material Adverse Effect, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the businesses of the Company or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto, (vi) rights of setoff included in contracts with customers, (vii) applicable laws or government orders, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, (ix) Liens in respect of the Credit Agreements and the Interest Rate Swap and (x) Liens identified on Schedule 4.3 and Schedule 4.15.

“Person” means a natural person, corporation, general or limited partnership, trust, limited liability company, joint venture, association or other entity or organization.

“Registration Agreement” means that certain First Amended and Restated Registration Agreement, dated as of November 1, 2012, by and among the Company and certain shareholders thereof, as amended from time to time in accordance with the terms thereof.

“Restated Charter” means the Second Amended and Restated Articles of Incorporation of the Company, substantially in the form attached hereto as Exhibit D, to be adopted by the Company at or before the Closing.

“Shareholders’ Agreement” means the Amended and Restated Shareholders’ Agreement, substantially in the form attached hereto as Exhibit B, to be entered into by and among the Company, Purchasers and certain other shareholders of the Company.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership, limited liability company or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” means (a) any taxes, assessments, fees and other governmental charges imposed by any governmental authority, including income, profits, gross receipts, net proceeds, tonnage, vessel, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including, in each case, any interest, penalty, or addition thereto, whether disputed or not; (b) liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; (c)

liability for the payment of any amounts of the type described in clause (a) or (b) as a result of an express or implied obligation to indemnify any other Person; and (d) liability for the payment of any amounts of the type described in clause (a), (b), or (c) as a result of transferee or successor liability.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Agreements” means this Agreement and the Shareholders’ Agreement.

2.                                      Purchaser Default. If on the Closing Date the conditions set forth in Section 6 have been met and a Purchaser or Purchaser Assignee, as applicable, fails to pay such Purchaser’s Purchase Price to the Company in accordance with Section 1, and such failure continues for a period of five (5) Business Days after delivery by the Company to such Purchaser or such Purchaser Assignee, as applicable, of a written notice specifying such failure (a “Default”), then, in addition to all other remedies available to the Company in respect of such breach pursuant to this Agreement, such Purchaser shall pay to the Company interest (on the amount of such Purchaser’s Purchase Price) from the date of the Default until the date on which such Purchaser’s Purchase Price is paid in full to the Company, at the Default Rate, compounded quarterly.

3.                                      Alternative Transaction.

3.1                               Prior to Closing. Prior to the Closing, the Company shall provide written notice to the Purchasers if it enters into, or expects to enter into, a MAERSK Financing Agreement (the “Company Notice”). If, with respect to each Purchaser, such Purchaser confirms in writing to the Company within five (5) Business Days of receipt of the Company Notice that it is ready, willing and able to consummate the transactions contemplated by this Agreement (including that it irrevocably waives each of the conditions set forth in Section 6 (other than the Investment Conditions)) (with respect to each Purchaser, a “Purchaser Written Confirmation”) and any such Purchaser confirms in writing that it desires to consummate the issuance of the Class B Common Stock contemplated by this Agreement, the Company shall use its reasonable efforts to obtain any required consent to the transactions described in this Agreement from the other parties to the MAERSK Financing Agreement (collectively, the “MAERSK Consents”).

3.2                               Alternate Transaction. Prior to the Closing, in the event that the Company enters into, or provides written notice to the Purchasers that it expects to enter into, a MAERSK Financing Agreement, the Company shall provide a Company Notice to the Purchasers and if a Purchaser provides the Company with a Purchaser Written Confirmation, such Purchaser shall have the option to cause the Company to either:

(a)                                 prior to or concurrently with the consummation of the MAERSK Financing Agreement, issue and sell to such Purchaser such number of debt, equity and/or equity-linked (e.g., convertible indebtedness or warrants) securities of the Company in the same proportion (the “Alternative Shares”) and at a purchase price per share no greater than the lowest purchase price per share paid or payable by parties to the MAERSK Financing Agreement for the same securities, and for an aggregate purchase price equal to the purchase price that would otherwise have been payable by such Purchaser for Company Shares pursuant to this Agreement, and otherwise on the same economic terms and on other terms (including, without limitation, with respect to representations, warranties and indemnification) substantially similar, and no less favorable (except to the extent caused solely by differences in pro rata ownership of Alternative Shares), to those pursuant to which the other investors in the MAERSK Financing Agreement would participate in such financing; provided that each Purchaser may, but shall not be required to purchase indebtedness (other than indebtedness that constitutes Alternative Shares) issued pursuant to such financing;

(b)                                 prior to or concurrently with the MAERSK Financing, issue to such Purchaser warrants, in substantially the form attached as Exhibit E to this Agreement (collectively, the “Warrants”). The Warrants would entitle such Purchaser to acquire, in the aggregate, shares of Common Stock equal to such Purchaser’s pro rata portion (based on such Purchaser’s Purchase Price) of the Warrant Percentage (as defined below) of the outstanding common stock of the Company, determined after giving effect to the MAERSK Financing and the MAERSK Acquisition, at an exercise price equal to the price per share of Common Stock implied by the MAERSK Financing. For purposes of the foregoing, “Warrant Percentage” means 6.6%, assuming Purchasers representing $198 million in aggregate Purchase Price become entitled to the issuance of Warrants pursuant to this Section 3.2(b), and shall be reduced pro rata based on the aggregate Purchase Price represented by the Purchasers who become entitled to the issuance of Warrants pursuant to this Section 3.2(b); or

(c)                                  if the other parties to the MAERSK Financing Agreement provide the MAERSK Consents, consummate the issuance of the Class B Common Stock contemplated by this Agreement.

In the event that any Purchaser elects to cause the Company to issue Alternative Shares or Warrants to such Purchaser pursuant to this Section 3.2, the Company shall not issue any shares of Class B Common Stock to such Purchaser pursuant to this Agreement.

4.                                      Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit F to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the Original Agreement, except as otherwise indicated to be made as of another date. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 4, and the disclosures in any section or subsection of the Disclosure Schedule shall be deemed to have been disclosed in respect of other sections and subsections in this Section 4 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of these representations and warranties (other than those in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.19(b)), the term “the Company” shall include all Subsidiaries of the Company, unless otherwise noted herein.

4.1                               Organization, Good Standing, Corporate Power and Qualification.

(a)                                 The Company is a corporation duly organized, validly existing and in good standing under the laws of the Marshall Islands and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified or be in good standing would have a Material Adverse Effect.

(b)                                 Each Subsidiary of the Company has been duly organized, is validly existing as an entity in good standing under the laws of the jurisdiction of its organization, has the corporate or similar power and authority to own its property and to conduct its business as presently conducted and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

4.2                               Capitalization.

(a)                                 The authorized capital of the Company consisted of, immediately prior to the filing and effectiveness of the Restated Charter, of:

(i)                                     15,000,000 authorized shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 authorized shares of Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”). Immediately prior to the the filing and effectiveness of the Restated Charter, 11,270,196 shares of Common Stock and 10,146 shares of Preferred Stock are issued and outstanding, and the record holders of such shares of Common Stock and Preferred Stock are set forth on Schedule 4.2(a)(i).

(ii)                                  Except as set forth in Section 4.2(a)(i) and for outstanding warrants to purchase 309,296 shares of Common Stock, outstanding options to purchase 343,662 shares of Common Stock and an additional 801,879 shares of Common Stock reserved for issuance pursuant to awards under the Company’s 2012 Equity Incentive Plan (“Company’s Stock Plan”), there are no (x) shares of capital stock or other equity securities or voting securities of Company, (y) securities of Company convertible into or exchangeable for shares of capital stock or other equity securities or voting securities of the Company, or (z) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or, other than pursuant to the Existing Shareholders’ Agreement and the Registration Agreement, other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any shares of Common Stock.

(iii)                               At the Closing, the Company will have reserved for issuance a sufficient number of shares of Class A Common Stock issuable upon conversion of the Company Shares or exercise of the Warrants, as applicable.

(iv)                              The Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

4.3                               Subsidiaries. Except as set forth in Schedule 4.3, neither the Company nor its Subsidiaries currently owns or controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. All of the Company’s Subsidiaries are directly or indirectly wholly owned by the Company. Except as set forth on Schedule 4.3, all of the issued shares of capital stock of each Subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly by the Company free and clear of all liens, encumbrances, equities and claims. Other than pursuant to the Credit Agreements or the Existing Shareholders’ Agreement, no Subsidiary of the Company is currently, and at the Closing, other than pursuant to the Credit Agreements, the Restated Charter or the Shareholders’ Agreement, no Subsidiary of the Company will be, prohibited, directly or indirectly, from paying any cash dividends to the Company, from making any other distribution on such Subsidiary’s capital stock, or from repaying to the Company any loans or advances to such Subsidiary from the Company.

4.4                               Authorization. All corporate action required to be taken by the Board and stockholders of the Company in order to authorize the Company to enter into the Transaction Agreements, and for the Company to issue the Company Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Company Shares has been taken or will be taken prior to the Closing. The Transaction Agreements shall, when executed and delivered by the Company, constitute, and the Registration Agreement constitutes, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in this Agreement, the Shareholders’ Agreement or the Registration Agreement may be limited by applicable federal or state securities laws.

4.5                               Valid Issuance of Company Shares. The Company Shares, Alternative Shares or Warrants, as applicable, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Restated Charter, the Registration Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by any Purchaser. There are no restrictions on subsequent transfers of the Company Shares under the laws of the Marshall Islands. Assuming the accuracy of the representations of each Purchaser in Section 5 of this Agreement and subject to the filings described in Section 4.6 below, the Company Shares, Alternative Shares or Warrants, as applicable, will be issued in compliance with all applicable federal and state securities laws.

4.6                               Governmental Consents and Filings. Assuming the accuracy of the representations made by each Purchaser in Section 5 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, have a Material Adverse Effect or have a material adverse effect on the ability of the Company to enter into and consummate the transactions contemplated hereby, and for filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

4.7                               Litigation. Except as set forth on Schedule 4.7, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge, currently threatened (i) against the Company, or (ii) that questions the right of the Company to enter into this Agreement, or to consummate the transactions contemplated by the Transaction Agreements, in each case that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not a party or named as subject to the provisions of any order, writ, injunction, judgment or decree of any governmental authority, except as would not, individually or in the aggregate, have a Material Adverse Effect.

4.8                               Intellectual Property. To the Company’s knowledge, the Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property without any conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates any license or infringes any intellectual property rights of any other party. Since, March 30, 2013, the Company has not received any written communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the material software programs present on the computers and other software-enabled electronic devices that it currently owns or leases or that it currently provides to its employees for their use in connection with the Company’s business.

4.9                               Noncontravention. The execution, delivery and performance of the Transaction Agreements and the consummation by the Company of the transactions contemplated by the Transaction Agreements will not violate or cause a default under (i) any provisions of its Existing Charter or Bylaws, (ii) any material instrument, judgment, order, writ or decree, (iii) any material note, indenture or mortgage, or (iv) any charter, lease, agreement, contract or purchase order to which it is a party or by which it is bound, (v) any provision of federal or state statute, rule or regulation applicable to the Company, or (vi) any permit or license applicable to the Company, except, in the case of clauses (iv), (v) or (vi), as would not, on an individual or aggregate basis, have a Material Adverse Effect. The Company is not in violation or default of any Material Contract, except as would not have a Material Adverse Effect.

4.10                        Agreements; Actions.

(a)                                 The Disclosure Schedule sets forth (i) any agreements for the acquisition, sale or construction of Vessels, (ii) any commercial or technical management agreements with third parties to manage Vessels and (iii) any leasing or chartering agreements in effect as of the date of the Original Agreement, in each of clauses (i) through (iii), entered into since December 31, 2012.

(b)                                 Except as disclosed on Schedule 4.10, the Company (i) except for the Credit Agreements, is not party to any instrument evidencing any indebtedness for money borrowed, individually in excess of $500,000 or in excess of $1,000,000 in the aggregate, or (ii) is not party to any loans or advances to any Person, other than ordinary advances for travel expenses or to customers in the ordinary course of business.

(c)                                  Except as set forth in the Credit Agreements, the Company is not a guarantor or indemnitor of any indebtedness for money borrowed of any other Person, which indebtedness exceeds $500,000 on an individual basis or $1,000,000 in the aggregate.

(d)                                 The Company is in compliance in all material respects with respect to the Credit Agreements without giving effect to any waivers, and the Disclosure Schedule sets forth any prior waivers and consents under the Credit Agreements.

4.11                        Certain Transactions. Except as set forth in the Disclosure Schedule, other than (i) solely in such Person’s capacity as an officer, director, or Key Employee, or (ii) the issuance of options to purchase shares of Common Stock, there are no material agreements between the Company and any of its officers, directors or Key Employees, or any Affiliate thereof.

4.12                        Rights of Registration and Voting Rights. Except as provided in the Existing Charter or the Registration Agreement, the Company is not under any obligation to any shareholder to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as provided in the Existing Charter or the Existing Shareholders’ Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

4.13                        Absence of Liens. The material property and material assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for Permitted Liens. With respect to the material property and material assets it leases, the Company, to the Company’s knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than Permitted Liens.

4.14                        Real Property. The Company does not own any real property. The Disclosure Schedule sets forth all material real property leases of the Company.

4.15                        Vessels. The Company’s fleet consists of 28 vessels and is comprised of seven VLCCs, 12 Suezmax vessels, six Aframax vessels, two Panamax vessels, and one Handymax vessel (the “Vessels”). Schedule 4.15 sets forth a chart regarding the Company’s vessels, with the charterer, charter rate and scheduled expiration dates of the vessels’ charters specified, so that it is accurate and complete as of the date of the Original Agreement. The Company represents and warrants that as of the date hereof, there have not been any changes to the information provided in Schedule 4.15 that would reasonably be expected to be material and adverse to the Company. Except as set forth on Schedule 4.15, each of the Vessels listed on Schedule 4.15 has been duly and validly registered as a Vessel under the laws and regulations and flag of the jurisdiction set forth opposite its name on Schedule 4.15 in the sole ownership of a wholly-owned Subsidiary of the Company and no other action is necessary to establish and perfect such entity’s title to and interest in such Vessel as against any charterer or other third party. Except as set forth in Schedule 4.10(a) with respect to leases of Vessels, the Company has good title to its Vessels, free and clear of all mortgages, pledges, liens, security interests and claims and all defects of the title of record, and any other encumbrances which would not, in the aggregate, result in a Material Adverse Effect. Each such Vessel is in good standing with respect to the payment of past and current Taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered (including, for the avoidance of doubt, any vessel Taxes or tonnage Taxes), except for failures to be in good standing which would not, in the aggregate, result in a Material Adverse Effect. Since December 31, 2012, each Vessel has been operated in compliance in all material respects with the rules, codes of practice, conventions, protocols, guidelines or similar requirements or restrictions imposed, published or promulgated by any governmental authority, classification society or insurer applicable to the respective Vessel (collectively, “Maritime Guidelines”) and all applicable international, national, state and local conventions, laws, regulations, orders, governmental licenses and other requirements (including, without limitation, all Environmental Laws), in each case as in effect on the date of the Original Agreement, except where such failure to be in compliance would not have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to own or lease, as the case may be, and operate such Vessels under all applicable international, national, state and local conventions, laws, regulations, orders, governmental licenses and other requirements (including, without limitation, all Environmental Laws) and Maritime Guidelines, including the laws, regulations and orders of each such Vessel’s flag state, in each case as in effect on the date of the Original Agreement, except where such failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. Each vessel is classed by a classification society which is a full member of the International Association of Classification Societies and is in class with valid class and trading certificates, without any overdue recommendations, in each case based on the classification and certification requirements in effect on the date of the Original Agreement.

4.16                        Financial Statements. The Company has delivered to each Purchaser (i) its unaudited financial statements (including balance sheet, income statement and statement of cash flows) for the six (6) month period ended June 30, 2013 (such balance sheet, the “Balance  Sheet”) and (ii) the audited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal year ended December 31, 2012 (collectively, the “Financial Statements”). The Financial Statements have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth on Schedule 4.16, the Company has no material liabilities or obligations contingent or otherwise which would be required to be disclosed on the Balance Sheet prepared in accordance with generally accepted accounting principles other than liabilities incurred in the ordinary course of business subsequent to June 30, 2013, which individually and in the aggregate would not have a Material Adverse Effect.

4.17                        Changes. Except as set forth on Schedule 4.17, from the date of the Balance Sheet until the date of the Original Agreement there has not been:

(a)                                 any damage, destruction or loss to tangible or intangible assets owned, leased or used in the Company’s business, whether or not covered by insurance, that would have a Material Adverse Effect;

(b)                                 any waiver or compromise by the Company of a right or of a material debt owed to it, in each case that is of substantial value and other than in the ordinary course of business;

(c)                                  any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(d)                                 any resignation or termination of employment of any Key Employee of the Company;

(e)                                  any material change in any compensation arrangement or agreement with any Key Employee, director or stockholder;

(f)                                   any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or material assets, except for Permitted Liens;

(g)                                  any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)                                 any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(i)                                     receipt of written notice that there has been an event of default under any Material Contract;

(j)                                    to the Company’s knowledge, any other event or condition of any character, that could reasonably be expected to result in a Material Adverse Effect;

(k)                                 any written communication sent or received by the Company regarding termination of, or intent to renegotiate or not perform, any material charters, contracts or agreements and no such termination or non-renewal has been threatened in writing by any party to any such contract or agreement; or

(l)                                     any agreement or obligation by the Company to do any of the things described in this Section 4.17.

From the date of the Original Agreement to the date of this Agreement, there has not been any Material Adverse Effect.

4.18                        Employee Matters.

(a)                                 Except as would not have a Material Adverse Effect, the Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. Except as would not have a Material Adverse Effect, the Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties, or other sums for failure to comply with any of the foregoing.

(b)                                 Schedule 4.18 sets forth (i) each material employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and subject to ERISA) which is maintained, established or sponsored by the Company, or which the Company participates in or contributes to, or is required to contribute to, and (ii) each defined benefit plan (within the meaning of Section 3(3 5) of ERISA) and multiemployer plan (within the meaning of Section 3(37) of ERISA) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA with respect to which the Company is required to make contributions or otherwise has liability, including on account of any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 4 14(b) or (c) of the Code (an “ERISA Affiliate”) (each such employee benefit plan described in (i) or (ii), a “Benefit Plan”).

(c)                                  Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Company and, with respect to a Benefit Plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, each ERISA Affiliate has made all required contributions to each Benefit Plan, (ii) each Benefit Plan has been operated in compliance with all applicable laws and regulations, including ERISA and the Code, (iii) with respect to each Benefit Plan subject to Title IV of ERISA, neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than for contributions to the Benefit Plan or premiums payable to the Pension Benefit Guaranty Corporation, in each case in the ordinary course and without default), (iv) no Benefit Plan which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of such sections of the Code or ERISA and (v) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination or opinion letter from the Internal Revenue Service and, to the Company’s knowledge, nothing has occurred or is reasonably expected to occur which would cause the loss of such qualification.

(d)                                 Except as set forth on Schedule 4.18, the Company is not bound by or subject to any collective bargaining agreement with any labor union, and to the knowledge of the Company no labor union has requested or has sought to represent any of the employees of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect.

(e)                                  This Section 4.18 contains the sole and exclusive representations and warranties of the Company with respect to any employee benefits or labor matters.

4.19                        Tax Returns and Tax Payments.

(a)                                 The Company and its Subsidiaries have duly and timely filed all U.S. federal, state, county, local and foreign Tax Returns that involve a material amount of Tax that are required to be filed by each of them and there are in effect no waivers of applicable statutes of limitations with respect to such entities for Taxes or Tax Returns for any year, and such Tax Returns are true, correct, and complete in all material respects and, in all material respects, accurately reflect all items to the extent required to be reflected or included in such Tax Returns of the Company or its Subsidiaries, as applicable, for the periods covered thereby. There are no ongoing examinations or audits of any Tax Returns by any applicable U.S. federal, state, local or foreign governmental agency, and there are no administrative or court proceedings with respect to any Tax Returns or material Taxes of the Company or its Subsidiaries and none have been threatened in writing.

(b)                                 The Company and its Subsidiaries have not received any written notice or written inquiry from any jurisdiction where Tax Returns have not been filed that Tax Returns may be required or the Company or its Subsidiaries may be subject to material taxation by that jurisdiction, and to the Company’s knowledge Tax Returns are not required to be filed in any other jurisdiction where Tax Returns have not been filed.

(c)                                  Except as would not have a Material Adverse Effect, there are no U.S. federal, state, county, local or foreign Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown as due and payable on any Tax Return) which have not been timely paid. Except as would not have a Material Adverse Effect, there are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company which are due, whether or not assessed or disputed.

(d)                                 Except as would not have a Material Adverse Effect, all Taxes that are required to be withheld or collected by the Company or its Subsidiaries have been duly withheld and collected and, to the extent required, have been paid to the appropriate governmental authority or properly deposited as required by applicable law.

(e)                                  No shareholder of the Company has any powers of attorney relating to Taxes payable by the Company. The Company and its Subsidiaries are not a party to any Tax sharing, Tax indemnification or similar agreement currently in force.

(f)                                   Under current laws and regulations of the Marshall Islands and any political subdivision or taxing authority thereof or therein, any amounts payable with respect to the Company Shares, Alternative Shares, Warrants or shares of Common Stock, as applicable, upon liquidation of the Company or upon redemption thereof, are not subject to Marshall Islands income Tax, and dividends and other distributions declared and payable on the Company Shares, Alternative Shares, Warrants or shares of Common Stock , as applicable, may be paid by the Company to the holder thereof in United States dollars that may be freely transferred out of the Marshall Islands and all such payments made to holders thereof or therein who are non-residents of the Marshall Islands will not be subject to income, withholding or other Taxes under laws and regulations of the Marshall Islands or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other Tax, duty, withholding or deduction in the Marshall Islands or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in the Marshall Islands or any political subdivision or taxing authority thereof or therein.

(g)                              There are no Liens for Taxes (other than Permitted Liens) with respect to any of the assets or properties of the Company or its Subsidiaries.

(h)                             Neither the Company nor any of its Subsidiaries has been a party or engaged in any transaction that is a “listed transaction” under Section 1.6011 -4(b)(2) of the United States Treasury Regulations.

(i)                                 No stamp, transfer, ad valorem, value added or other tax is payable under current laws and regulations of the Marshall Islands or any political subdivision or taxing authority thereof or therein in respect of the execution and delivery of this Agreement or the issuance and delivery of the Company Shares, Alternative Shares, Warrants or shares of Common Stock, as applicable, in the manner contemplated by this Agreement.

(j)                                This Section 4.19, Section 4.15 (as it relates to Taxes), Section 4.25, Section 4.26, Section 4.27 and Section 4.28 contain the sole and exclusive representations and warranties of the Company with respect to any Tax matters.

4.20                        Legal Compliance. Except with respect to tax matters (which are the subject of Section 4.19), employee benefits and labor matters (which are the subject of Section 4.18), environmental matters (which are the subject of Section 4.22), anti-bribery and anti-money laundering matters (which are the subject of Section 4.23) and government sanctions matters (which are the subject of Section 4.24), the Company is in compliance with all laws applicable to the ownership and operation of the business of the Company, including the possession of or application for all permits, licenses, registrations and authorizations of governmental authorities required under applicable law for the current operation of the businesses of the Company, except in each case where the failure to comply would not have a Material Adverse Effect.

4.21                        Insurance. Schedule 4.21 sets forth a list of the Company’s material insurance policies. The Company has not received any written notification that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

4.22                        Environmental Laws. Except as disclosed in the Disclosure Schedule, (A) (i) the Company is not in violation of any applicable United States federal, state, local or non-U.S. statute, law, legally binding rule, regulation, ordinance, code or legally binding decision or order of any competent domestic or foreign governmental agency, governmental body or court applicable to them, relating to pollution, to the use, handling, transportation, treatment, storage, discharge, disposal or release of Hazardous Substances, or to the protection of the environment (collectively, “Environmental Laws”), (ii) the Company has not released any Hazardous Substances in a manner that would reasonably be expected to give rise to a liability of the Company, and (iii) the Company has received and is in compliance with all, and have no liability under any, permits, licenses, or authorizations required under applicable Environmental Laws to conduct their respective businesses as currently conducted, except in each case covered by clauses (i) — (iii) such as would not reasonably be expected to have a Material Adverse Effect, (B) the Company is not subject to any pending claim by any governmental agency or governmental body or person regarding any material violation of Environmental Laws or any material liabilities relating to Hazardous Substances and arising under Environmental Laws, the subject of which would reasonably be expected to have a Material Adverse Effect and (C) to the Company’s knowledge, there are no facts or circumstances that would reasonably be expected to result in a violation of, liability under, or claim pursuant to any Environmental Law that would have a Material Adverse Effect. For purposes of this subsection “Hazardous Substances” means (x) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, and (y) any other chemical, material or substance defined or regulated as toxic or hazardous under Environmental Laws. This Section 4.22 contains the sole and exclusive representations and warranties of the Company with respect to any environmental, health or safety matters, including without limitation any arising under Environmental Laws or relating to Hazardous Substances.

4.23                        Compliance with Anti-Bribery and Anti-Money Laundering Laws. Since December 31, 2012, to the knowledge of the Company, (a) neither the Company, nor any of its directors or officers or any agent or representative of the Company, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to influence official action or secure an improper advantage in violation of any applicable law; and (b) the Company and its directors and officers have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, in the case of clauses (a) and (b), except as would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the operations of the Company and each of its directors and officers are and have been conducted at all times in material compliance with all applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations promulgated under such statutes and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or to the knowledge of the Company, any of its directors or officers with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

4.24      Compliance with Governmental Sanctions. The Company represents that, to the Company’s knowledge, (a) neither the Company nor any director, officer, employee, agent or affiliate of the Company, is a Person that is, or is owned or controlled by a Person that is the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”) or the European Union (“EU”) (collectively, “Sanctions”), and (b) neither the Company nor any director, officer, employee, agent or affiliate of the Company is an individual or entity located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).

4.25      Entity Classification. The Company is properly classified as a “foreign corporation” for U.S. federal income tax purposes, and no elections have been filed with the IRS to treat the Company other than as an “association” taxable as a corporation for U.S. federal income tax purposes.

4.26      Non-PFIC Status. The Company believes that it did not qualify as a “passive foreign investment company” (“PFIC”) as defined in Section 1297(a) of the Code for its most recently completed taxable year or for any prior taxable year and, based on the Company’s and its Subsidiaries’ current projected income, assets and activities, the Company has a reasonable expectation for it not to be classified as a PFIC for the current taxable year.

4.27      Transportation Income. The Company, and each of its Subsidiaries which use (or hire or lease for use) one or more vessels within the meaning of Section 863(c)(3)(A) of the Code, represent that at least 50% of their gross income for their most recently completed taxable year is derived from time charters and voyage charters and is not attributable to regularly scheduled transportation as such term is described in Section 4.07 of IRS Rev. Proc. 91-12.

4.28      Non-FFI Status. The Company reasonably believes that it is not, and is not likely to become, a “foreign financial institution” as defined in Treasury Regulation Section 1.1471-5(d).

5.                                 Representations and Warranties of each Purchaser. Each Purchaser hereby represents and warrants to the Company that:

5.1                               Authorization. Such Purchaser has full power and authority to enter into the Transaction Agreements to which it is a party. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2                               Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms, that the Company Shares, Alternative Shares or Warrants, as applicable, to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Company Shares, Alternative Shares or Warrants, as applicable.

5.3                               Disclosure of Information. Such Purchaser has had an opportunity to discuss the business, management and financial affairs of the Company and the terms and conditions of the offering of the Company Shares, Alternative Shares or Warrants, as applicable, with the Company’s management and has had an opportunity to review the facilities of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 4 of this Agreement or the right of such Purchaser to rely thereon.

5.4                               Restricted Securities. Such Purchaser understands that the Company Shares, Alternative Shares or Warrants, as applicable, have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Company Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such Purchaser must hold the Company Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that the Company has no obligation to register or qualify the Company Shares for resale except as set forth in the Registration Agreement. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Company Shares, Alternative Shares or Warrants, as applicable, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

5.5                               No Public Market. Such Purchaser understands that no public market now exists for the Company Shares, and that the Company has made no assurances that a public market will ever exist for the Company Shares, Alternative Shares or Warrants, as applicable.

5.6                               Legends. Such Purchaser understands that the Company Shares, Alternative Shares or Warrants, as applicable, and any securities issued in respect of or exchange for the Company Shares, Alternative Shares or Warrants, as applicable, may bear one or all of the following legends:

(a)                            “THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON                       , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS (“STATE ACTS”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR STATE ACTS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO (I) RESTRICTIONS PURSUANT TO THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF THE ISSUER (THE “COMPANY”), (II) CONDITIONS SPECIFIED IN AN AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, DATED AS OF 12, 2013, AS AMENDED OR MODIFIED FROM TIME TO TIME, GOVERNING THE COMPANY AND BY AND AMONG CERTAIN SHAREHOLDERS, (III) CONDITIONS SPECIFIED IN A FIRST AMENDED AND RESTATED REGISTRATION AGREEMENT, DATED AS OF NOVEMBER 1, 2012, AS AMENDED OR MODIFIED FROM TIME TO TIME, AND (IV) TERMS AND CONDITIONS SPECIFIED IN A COMMON STOCK SUBSCRIPTION AGREEMENT, DATED AS OF DECEMBER 12, 2013, AS AMENDED OR MODIFIED FROM TIME TO TIME. A COPY OF ANY OF SUCH SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION, AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT, FIRST AMENDED AND RESTATED REGISTRATION AGREEMENT OR SUBSCRIPTION AGREEMENT SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

(b)                            Any legend set forth in, or required by, the other Transaction Agreements.

(c)                             Any legend required by the securities laws of any state or jurisdiction to the extent such laws are applicable to the Company Shares, Alternative Shares or Warrants, as applicable, represented by the certificate so legended.

5.7                               Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

5.8                               No General Solicitation. Neither such Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Company Shares.

5.9                               Residence. The office or offices of such Purchaser in which its principal place of business is located is identified under its signature on the signature page to this Agreement.

5.10                        Sufficient Funds. Such Purchaser has, and will have until the Closing of such Purchaser’s purchase of Company Shares hereunder, cash on hand (or, if applicable, to right to draw cash through capital calls from its limited partners in advance of the Closing) in an amount sufficient to fund the entire amount of such Purchaser’s Purchase Price.

6.                                      Conditions to Purchasers’ Obligations. The obligations of each Purchaser to purchase Company Shares at the Closing are subject to the fulfillment, on or before the Closing Date or other applicable date, of each of the following conditions (other than any such condition that relates only to a specified Purchaser as indicated in this Section 6, which shall only be a condition to such specified Purchaser’s obligation to purchase Company Shares), unless waived by such Purchaser:

6.1                               Company Refinancing. The Company shall have amended each of the Credit Agreements, or entered into one or more new credit agreements, in each case providing the Company with amortization relief in a form reasonably acceptable to Purchasers representing a majority of the aggregate Purchase Price represented by all Purchasers hereunder. For the purpose of this Section 6.1, the term “Purchaser” excludes Holdings.

6.2                               Concurrent Capital Raising. The Company shall have entered into one or more agreements (including this Agreement) with one or more Persons, which has or shall result not less than $75,000,000 of new cash on the Company’s balance sheet prior to or concurrently with the Closing.

6.3                               Preferred Stock. There shall be no preferred stock of the Company outstanding (other than as may be issued pursuant to a MAERSK Financing).

6.4                               Shareholders’ Agreement and Joinder Agreement. The Company shall have complied with its obligations under Section 1.4.

6.5                               Restated Charter. The Board of Directors of the Company shall have duly and validly adopted the Restated Charter and the Restated Charter shall be operative and in full force and effect (the conditions set forth in this Section 6.5, together with the conditions set forth in Section 6.3, the “Investment Conditions”); provided, however, that no Purchaser shall waive the condition set forth in this Section 6.5 without first providing the Company with an opportunity to satisfy such condition (it being understood that the Company shall exercise reasonable best efforts to cause this condition to be satisfied no later than as promptly as practicable following satisfaction of each of the other conditions in this Section 6 and Section 7 (other than any such conditions that, by their nature, are to be satisfied at the Closing)).

6.6                               Secretary’s Certificate. The Secretary of the Company shall have delivered to each Purchaser a certificate, dated as of the Closing Date, certifying a true and correct copy of the resolutions of the Board approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

6.7                               Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Company Shares pursuant to this Agreement shall be obtained and effective.

6.8                               Representations and Warranties. The representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects, except for any breach or inaccuracy that results solely from the giving of effect to the Company’s entry into any definitive agreement with respect to the MAERSK Acquisition (including, without limitation, the MAERSK Financing Agreement) or the consummation of the MAERSK Financing or MAERSK Acquisition in accordance with the terms and conditions of such definitive agreement(s).

6.9                               Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date, except for any breach or default that results solely from the giving effect to the Company’s entry into any definitive agreement with respect to the MAERSK Acquisition (including, without limitation, the MAERSK Financing Agreement) or the consummation of the MAERSK Financing or the MAERSK Acquisition in accordance with the terms and conditions of such definitive agreement(s).

7.                                 Conditions to the Company’s Obligations.

7.1                               Company Shares. The obligation of the Company to sell Company Shares to each Purchaser, but not the obligation of the Company to issue Alternative Shares or Warrants pursuant to Section 3.2, is subject, with respect to such Purchaser, to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived.

(a)                                 Representations and Warranties. The representations and warranties of such Purchaser contained in Section 5 shall be true and correct in all material respects.

(b)                                 Performance. Such Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

(c)                                  MAERSK. If, prior to the Closing, the Company enters into a MAERSK Financing Agreement, the Company shall have obtained the MAERSK Consents.

(d)                                 Shareholders’ Agreement and Joinder Agreement. Such Purchaser shall have complied with its obligations under Section 1.4.

7.2                               Alternative Transaction. The obligation of the Company to issue to a Purchaser Alternative Shares pursuant to Section 3.2(a) or Warrants pursuant to Section 3.2(b), as the case may be, is subject, with respect to such Purchaser, to the fulfillment, on or before such issuance, of each of the following conditions, unless otherwise waived.

(a)                                 Representations and Warranties. The representations and warranties of such Purchaser contained in Section 5 shall be true and correct in all material respects.

(b)                                 Performance. Such Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it.

8.                                      Miscellaneous.

8.1                               Indemnification.

(a)                                 Indemnification by the Company. Subject to the limitations and on the terms set forth in this Section 8.1, the Company will, to the fullest extent allowable by applicable law, defend, save and indemnify each Purchaser and its respective officers, directors, limited and general partners, managers, members, employees, attorneys and agents (each, an “Indemnified Party”) from and against, and hold each Indemnified Party harmless from, all losses, claims, damages, costs and expenses (including the costs of preparation and attorneys’ fees and expenses) (collectively, “Losses”) that are incurred by an Indemnified Party to the extent resulting from: (i) any breach of the representations and warranties by the Company set forth in this Agreement, or (ii) any breach by the Company of any covenant or agreement hereunder, other than any Losses resulting from action on the part of any Indemnified Party which is finally and judicially determined to be primarily and directly a result of any Indemnified Party’s gross negligence or willful misconduct.

(b)                                 Survival of Representations, Warranties, Covenants and Agreements. All of the representations and warranties of the Company contained in this Agreement and all covenants and agreements of the Company contained in this Agreement that are to be performed in their entirety prior to the Closing shall survive the Closing until, and shall terminate on, the date that is eighteen (18) months following the date hereof (the “Expiration Date”); provided, however, that the representations and warranties of the Company in Section 4.1 (Organization, Good Standing, Corporate Power and Qualification), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries), Section 4.4 (Authorization), Section 4.5 (Valid Issuance of Company Shares), (the “Fundamental Representations”) shall survive (and any indemnification claims relating thereto may be made) until the third (3rd) anniversary of the date hereof. Except as set forth under Section 3.2 hereof, all representations and warranties of each Purchaser contained in this Agreement and all covenants and agreements of such Purchaser contained in this Agreement that are to be performed in their entirety prior to the Closing shall survive the Closing until, and shall terminate on, the third (3rd) anniversary of the date hereof. All covenants and agreements of the Company and each Purchaser contained in this Agreement that are to be performed in whole or in part after the Closing shall survive in accordance with their respective terms. Notwithstanding the foregoing or anything in this Agreement to the contrary, the representations and warranties of the Company contained in Sections 4.15 (solely with respect to Taxes), 4.19, 4.25, 4.26, 4.27 and 4.28 shall survive the execution and delivery of this Agreement until the sixth (6th) anniversary of the date hereof, and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of any Purchaser.

(c)                                  Special Definitions. Any Person providing indemnification pursuant to the provisions of this Section 8.1 is hereinafter referred to as an “Indemnifying Party” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.1 is hereinafter referred to as an “Indemnified Party.”

(d)                                 Limitations. Notwithstanding anything herein to the contrary:

(i)                                     Except with respect to indemnification claims relating to a breach of or inaccuracy in the Fundamental Representations, the Company shall not be required to indemnify any Indemnified Party pursuant to, and shall not have any liability under, this Agreement, until the aggregate amount of all Losses for which the Company would, but for this Section 8.1(d)(i), be liable under this Agreement exceeds on a cumulative basis an amount equal to three percent (3%) of the applicable Purchaser’s Purchase Price (the “Deductible”); provided that, if and to the extent such Losses exceed the Deductible, the Company shall become liable for only such Losses that exceed the Deductible; and

(ii)                                  The Company shall not be required to indemnify any Indemnified Party pursuant to, and shall not have any liability under, this Agreement for any Losses in excess of an aggregate amount equal to fifty percent (50%) of the applicable Purchaser’s Purchase Price.

(e)                                  Indemnification by Each Purchaser. Each Purchaser, severally and not jointly, shall indemnify and hold harmless the Company, Holdings and their respective Affiliates, officers, directors and representatives against any Losses to the extent resulting from: (i) any breach of the representations and warranties by such Purchaser set forth in this Agreement, or (ii) any breach by such Purchaser of any covenant or agreement hereunder, other than any Losses resulting from action on the part of any such indemnified party which is finally and judicially determined to be primarily and directly a result of any such indemnified party’s gross negligence or willful misconduct.

(f)                                   Exclusive Remedy. Except as provided in Section 8.14 or Section 2, each Party acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 8.1.

(g)                                  If any action, proceeding or investigation is commenced, as to which any Indemnified Party proposes to demand such indemnification, it shall notify the Company promptly; provided, however, that any failure by such Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder except to the extent the Company is prejudiced thereby. The Company shall be entitled to assume the defense of any such action, proceeding or investigation, including the employment of counsel and the payment of all fees and expenses. Any Indemnified Parties shall have the right to jointly employ not more than one separate counsel in connection with any such action, proceeding or investigation and to participate in the defense thereof, but the fees and expenses of such single separate counsel shall be paid by such Indemnified Parties, unless (A) the Company has failed to assume the defense and employ counsel as provided herein, or (B) an action, proceeding, or investigation has been commenced against both the Indemnified Parties and the Company and/or and representation of both the Indemnified Parties and the Company by the same counsel would be inappropriate because of actual conflicts of interest between the parties. In the case of any circumstance described in clauses (A) or (B) of the immediately preceding sentence, the Company shall be responsible for the reasonable fees and expenses of not more than one such separate counsel (which counsel shall be selected by the holders of a majority of the Company Shares); provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and, if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel) for all Indemnified Parties. Unless each Indemnified Party that is party to such claim is fully and unconditionally released from liability with respect to such claim, each Indemnifying Party shall obtain the prior written consent of the Indemnified Party before settling, or offering or proposing to settle, or compromising or discharging any third party or governmental claim against the Indemnified Party, with consent shall not unreasonably withheld. The Indemnifying Party shall have no indemnification obligations with respect to any claim which is settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

(h)                            Any indemnification payment made under this Agreement shall, to the maximum extent permitted by applicable law, be treated by the parties hereto as an adjustment to the Purchaser’s Purchase Price for all applicable Tax purposes.

8.2                               Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3                               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

8.4                               Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.5                               Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.6                               Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) four (4) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, in each case to the Parties at the following addresses and facsimile numbers:.

If to Purchasers:

as set forth on Exhibit A.

If to the Company or Holdings:

General Maritime Corporation

299 Park Avenue

New York, NY 10171

Facsimile:                                    (212) 763-5608

E-mail:                                                   lvrondissis@generalmaritimecorp.com

Attention:                                    Leonard J. Vrondissis

Oaktree Capital Management, L.P.

333 South Grand Ave., 28th Floor

Los Angeles, CA 90071

Facsimile:                                    (213) 830-6300

E-mail:                                                   jford@oaktreecapital.com

apierce@oaktreecapital.com

Attention:                                    B. James Ford

Adam Pierce

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

333 South Hope Street

Los Angeles, CA 90071

Facsimile:                                    (312) 862-2200

Attention:                                    Christopher J. Greeno, P.C.

Facsimile:                                    (213) 808-8145

Attention:                                    Hamed Meshki

and a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Facsimile:                                    (212) 715-8000

Attention:                                    Thomas Molner

Terry Shen

8.7                               No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction.

8.8                               Certain Termination Events.

This Agreement may be terminated by the Company as to any Purchaser:

(a)                                 in the event that (i) the Company enters into, or provides written notice to the Purchasers that it expects to enter into, a MAERSK Financing Agreement, (ii) such Purchaser provides the Company with a Purchaser Written Confirmation and (iii) the Company does not (despite its reasonable efforts) obtain the MAERSK Consents; provided that any termination by the Company of this Agreement with respect to such Purchaser pursuant to this Section 8.8(a) shall not relieve the Company of its obligations pursuant to Section 3.2 with respect to such Purchaser; or

(b)                                 in the event that (i) the Company enters into a MAERSK Financing Agreement and (ii) such Purchaser does not provide a Purchaser Written Confirmation to the Company within five (5) Business Days of the date such Purchaser receives the Company Notice.

Except for the provisions of Sections 8.3 through and including 8.19, which shall survive any termination of this Agreement, and Section 3.2, which shall survive any termination of this Agreement pursuant to Section 8.8(a), in the event of the termination of this Agreement with respect to any Purchaser, this Agreement shall thereafter become void and have no effect with respect to such Purchaser and, only with respect to such Purchaser, the Company and Holdings (collectively, the “Terminated Parties”), and no Terminated Party shall have any liability to any other Terminated Party or its members, stockholders, managers or directors or officers in respect thereof.

8.9                               Attorneys’ Fees. If any action at law or in equity (including arbitration) is brought to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.10                        Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, Holdings and Purchasers representing a majority of the total Purchase Price of all Purchaser’s hereunder; provided, however, any such amendment, termination or waiver that is adverse to any individual Purchaser, shall require the consent of such Purchaser that is adversely affected. For the purposes of this Section 8.10, the term “Purchaser” excludes Holdings.

8.11                        Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.12                        Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.13                        Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

8.14                        Equitable Relief. Notwithstanding anything herein to the contrary, the Parties hereby agree that in the event the Company or Holdings, on the one hand, or any Purchaser, on the other hand, violates any provision of this Agreement, the remedies at law available to any Purchaser, on the one hand, or the Company or Holdings, on the other hand, may be inadequate. In such event, each Party shall have the right, in addition to all other rights and remedies it may have, to specific performance and/or injunctive or other equitable relief to enforce or prevent any violations by the other applicable Parties hereto.

8.15                        Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as set forth in Section 8.14 or otherwise in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York, New York, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Rules of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

8.16                        Investigation, No Additional Representations. Each Purchaser has conducted its own independent investigation, review and analysis of the business, assets, liabilities, financial condition, results of operations and prospects of the Company and its Subsidiaries. In entering into this Agreement, each Purchaser agrees and acknowledges that it has relied solely on such independent investigation and not on any factual representations of the Company, any of its Affiliates or any of their representatives (other than those expressly set forth in the Agreement), and that such Purchaser agrees and acknowledges that, except as otherwise expressly set forth in Section 4, the Company and its Affiliates and representatives do not make any representation or warranty, express or implied, at law or in equity, in respect of any of the assets, liabilities, operations, cash flows or future financial condition of the Company or any of its Subsidiaries or in respect of the accuracy or completeness of any information regarding the Company or any of its Subsidiaries furnished or made available to such Purchaser and its representatives.

8.17                        No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Company Shares as set forth herein and subject to the terms and conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Except as expressly set forth in this Agreement, each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.18                        Principles of Construction. In this Agreement and all Schedules hereto, unless otherwise expressly indicated or required by the context:

(a)                                 reference to “dollars” shall be deemed a reference to United States dollars;

(b)                                 reference to and the definition of any document, in each case in Section 3, shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

(c)                                  defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

(d)                                 the words “including” or “includes” shall be deemed to mean including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or but not limited to” actually follow the term; and

(e)                                  the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or Schedules shall refer to this Agreement and its Schedules as a whole and not to any particular provision hereof or thereof, as the case may be.

8.19                        Fees and Expenses. At the Closing with respect to each Purchaser, the Company shall pay the reasonable out-of-pocket fees and expenses of such Purchaser, including the fees and expenses of one counsel for such Purchaser, related to the transactions contemplated hereby, in an amount not to exceed, with respect to each Purchaser, five-sixths of one percent (0.833%) of such Purchaser’s Purchase Price hereunder.

8.20                        Status. The Company shall with respect to each Purchaser, commencing on the date hereof and continuing until the earlier of (a) Closing and (b) termination of this Agreement with respect to such Purchaser, shall keep such Purchaser reasonably informed from time to time of material developments with respect to (x) the MAERSK Financing and (y) the amendments to the Credit Agreements contemplated pursuant to Section 6.1 of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Subscription Agreement as of the date first written above.

COMPANY:

GENERAL MARITIME CORPORATION

By:	/s/ Leonard J. Vrondissis
	Name:	Leonard J. Vrondissis
	Title:	Chief Financial Officer & Executive Vice President

HOLDINGS:

OCM MARINE HOLDINGS TP, L.P.

By:	OCM Marine GP CTB, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L,P.
Its:	Director

By:	/s/ Jim Ford
	Name:	Jim Ford
	Title:	Managing Director

By:	/s/ Adam Pierce
	Name:	Adam Pierce
	Title:	Senior Vice President

[Signature Page - Amended and Restated Subscription Agreement]

AURORA RESURGENCE:

AURORA RESURGENCE FUND II, LP

By:	Aurora Resurgence Capital Partners II LLC, its General Partners

By:	/s/ T. J. Hart
	Name:	T. J. Hart
	Title:	GC, VP, Sec

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

ARF II MARITIME HOLDINGS LLC

By:	/s/ T. J. Hart
	Name:	T. J. Hart
	Title:	GC, VP, Sec

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

TWIN HAVEN SPECIAL OPPORTUNITIES FUND IV, L.P.

By: Twin Haven Capital Partners, LLC
as Investment Manger

By:	/s/ Michael Vinci
	Name:	Michael Vinci
	Title:	COO/CFO

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

BLACKROCK FUNDS II, BLACKROCK HIGH YIELD BOND PORTFOLIO

By: BlackRock Financial Management, Inc., its Sub-Adviser

By:	/s/ David Trucano
	Name:	David Trucano
	Title:	Managing Director

BLACKROCK CORPORATE HIGH YIELD FUND VI, INC.

By: BlackRock Financial Management, Inc., its Sub-Adviser

By:	/s/ David Trucano
	Name:	David Trucano
	Title:	Managing Director

MET INVESTORS SERIES TRUST — BLACKROCK HIGH YIELD PORTFOLIO

By: BlackRock Financial Management, Inc., its Investment Adviser

By:	/s/ David Trucano
	Name:	David Trucano
	Title:	Managing Director

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

THE ANSCHUTZ FOUNDATION

By:	/s/ Ted E. Harms
	Name:	Ted E. Harms
	Title:	Executive Director

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

OCM MARINE HOLDINGS TP, L.P.

By:	OCM Marine GP CTB, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jim Ford
	Name:	Jim Ford
	Title:	Managing Director

By:	/s/ Adam Pierce
	Name:	Adam Pierce
	Title:	Senior Vice President

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

OPPS MARINE HOLDINGS TP, L.P.

By:	Oaktree Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Rajath Shourie
	Name:	Rajath Shourie
	Title:	Managing Director

By:	/s/ Mahesh Balakrishnan
	Name:	Mahesh Balakrishnan
	Title:	Senior Vice President

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

SHUN LEE DYNASTY HOLDINGS LP
By:	Julytoon Investments GP LLC, its General Partner

By:	/s/ Lewis M. Linn
	Name:	Lewis M. Linn
	Title:	President

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

BAMBOULA PARTNERS LP
By:	Bamboula GP LLC, its General Partner

By:	/s/ Lewis M. Linn
	Name:	Lewis M. Linn
	Title:	President

[Signature Page - Amended and Restated Subscription Agreement]

PURCHASER:

J. GOLDMAN MASTER FUND, L.P.

By:	J. Goldman & Co., L.P.
as Investment Manager

By:	/s/ Adam J. Reback
	Name:	Adam J. Reback
	Title:	CCO

[Signature Page - Amended and Restated Subscription Agreement]

EXHIBIT A
SCHEDULE OF PURCHASERS

Name and Address	Commitment Amount	Company Shares

ARF II Maritime Holdings LLC 10877 Wilshire Blvd., Los Angeles, CA 90024 Facsimile No.: [•] Attention: Steven D. Smith Email: ssmith@auroracap.com With copies (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036-6522 Facsimile: (917) 777-2918 E-mail: Gregory.fernicola@skadden.com Laura.Kaufmann@skadden.com Attention: Gregory A. Fernicola Laura A. Kaufmann Belkhayat	$60,000,000	3,243,243

Twin Haven Special Opportunities Fund IV, L.P. c/o Twin Haven Capital Partners, LLC 11111 Santa Monica Blvd. Suite 525 Los Angeles, CA 90025 With a copy (which shall not constitute notice) to: Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Facsimile: (212) 728-9129 Email: aturteltaub@willkie.com Attention: Adam M. Turteltaub	$30,000,000	1,621,622

BlackRock Funds II, BlackRock High Yield Bond Portfolio c/o BlackRock Financial Management, Inc. Leveraged Finance Group 55 East 52nd Street New York, New York 10055 Email: alexander.defelice@blackrock.com Attention: Alex DeFelice	$25,165,254	1,360,284

Name and Address	Commitment Amount	Company Shares

With copies (which shall not constitute notice) to:

c/o BlackRock, Inc.

Office of the General Counsel

40 East 52nd Street

New York, New York 10022

Email: legaltransactions@blackrock.com

Attention: David Maryles and Vincent Taurassi

BlackRock Corporate High Yield Fund VI, Inc. c/o BlackRock Financial Management, Inc. Leveraged Finance Group 55 East 52nd Street New York, New York 10055 Email: alexander.defelice@blackrock.com Attention: Alex DeFelice With copies (which shall not constitute notice) to: c/o BlackRock, Inc. Office of the General Counsel 40 East 52nd Street New York, New York 10022 Email: legaltransactions@blackrock.com Attention: David Maryles and Vincent Taurassi	$3,203,219.50	173,147

MET Investors Series Trust — BlackRock High Yield Portfolio c/o BlackRock Financial Management, Inc. Leveraged Finance Group 55 East 52nd Street New York, New York 10055 Email: alexander.defelice@blackrock.com Attention: Alex DeFelice With copies (which shall not constitute notice) to: c/o BlackRock, Inc. Office of the General Counsel 40 East 52nd Street New York, New York 10022 Email: legaltransactions@blackrock.com Attention: David Maryles and Vincent Taurassi	$1,631,533.50	88,191

Name and Address	Commitment Amount	Company Shares

OCM Marine Holdings TP, L.P. c/o Oaktree Capital Management, L.P. 333 South Grand Ave., 28th Floor Los Angeles, CA 90071 Facsimile: (213) 830-6300 E-mail: jford@oaktreecapital.com apierce@oaktreecapital.com Attention: B. James Ford Adam Pierce With a copy (which shall not constitute notice) to: Kirkland & Ellis LLP 333 South Hope Street Los Angeles, CA 90071 Facsimile: (312) 862-2200 Attention: Christopher J. Greeno, P.C. Fascimile: (213) 808-8145 Attention: Hamed Meshki	$20,000,000	1,081,081

Opps Marine Holdings TP, L.P. 333 South Grand Avenue, 28th Floor Los Angeles, California 90071 Facsimile: (213) 830-6499; (213) 830-8575 Attention: Mahesh Balakrishnan Jennifer Box Facsimile: (213) 830-6499; (213) 830-8575 With a copy (which shall not constitute notice) to: 333 South Grand Avenue, 28th Floor Los Angeles, California 90071 Facsimile: (213) 830-8599 Attention: Emily Stephens	$20,000,000	1,081,081

The Anschutz Foundation 555 17th Street, Suite 2400 Denver, Colorado 80202 Facsimile: (303) 299-1333 Email: scott@anschutzinvestments.com clifford@anschutzinvestments.com Attention: Scott Carpenter Clifford Hickey	$20,000,000	1,081,081

Name and Address	Commitment Amount	Company Shares

Bamboula Partners LP 3555 Timmons Lane, Suite 800 Houston, Texas 77027 Attention: Whitney Neighbors Facsimile: (713) 623-2317 Email: Investments@1922investments.com With a copy to: 1922 Investment Company LLC 3555 Timmons Lane, Suite 800 Houston, Texas 77027 Attention: Lynn-Anne M. Schow Facsimile: (978) 463-1766 Email: Investments@1922investments.com	$10,000,000	540,540

Shun Lee Dynasty Holdings LP 3555 Timmons Lane, Suite 800 Houston, Texas 77027 Attention: Whitney Neighbors Facsimile: 713-623-2317 Email: Investments@1922investments.com With a copy to: 1922 Investment Company LLC 3555 Timmons Lane, Suite 800 Houston, Texas 77027 Attention: Lynn-Anne M. Schow Facsimile: (978) 463-1766 Email: Investments@1922investments.com	$5,000,000	270,270

J. Goldman Master Fund, L.P. c/o J. Goldman & Co., L.P. 510 Madison Avenue 26th Floor New York, NY 10022 Attention: Albert Scerbo, Madhu Satyanarayana Email: scerbo@jgoldman.net, madhu@jgoldman.net Tel: (212) 262-4346, (212) 262-4328	$3,000,000	162,162
Total	$198,000,007	10,702,703

EXHIBIT B
FORM OF AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

Attached

EXHIBIT C
FORM OF JOINDER AGREEMENT

Attached

EXHIBIT D
FORM OF SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

Attached

EXHIBIT E
FORM OF WARRANT

Attached

EXHIBIT F
DISCLOSURE SCHEDULE

Attached